Exhibit 99.2

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

ULTRATECH

Moderator: Laura Rebouche

October 22, 2010

10:00 a.m. CT

Operator:	Good morning. My name is (Sarah) and I will be your conference operator today. At this time, I would like to welcome everyone to the Ultratech Incorporated third quarter 2010 earnings call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. Ms. Rebouché, Vice President of Investor Relations, you may begin the conference.

Laura Rebouché:	Thank you, operator.

Hello, everyone, and thank you for joining us this morning to discuss Ultratech Inc’s financial results for the third quarter for fiscal 2010 which ended October 2. A press release detailing our financial results was distributed this morning by Business Wire at approximately 5:30 am Pacific and is available on our Web site, at www.ultratech.com.

A webcast replay will be available on the Web site for approximately 60 days after the call.

Joining me on today’s call are Art Zafiropoulo, Chairman and Chief Executive Officer; and Bruce Wright, Senior Vice President of Finance and Chief Financial Officer. After management’s opening remarks, we will open the call for your questions.

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

And with that, I’ll turn the call over to Art.

Art Zafiropoulo:	Thank you, Laura.

Good morning and welcome to our third quarter conference call. During the course of this presentation, we will be making projections or forward-looking statements regarding future events and the financial performance of the company.

We wish to caution you that such statements are just predictions and actual events or results may differ materially. We refer you to the documents that the company files from time to time with the Securities and Exchange Commission specifically the company’s Annual Report filed on Form 10-K for the period ending December 31, 2009 as amended and our quarterly report on Form 10-Q for the quarter ending July 3, 2010.

These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

The third-quarter bookings and our general business activities and results continued with excellent momentum beginning at the end of last year. Third-quarter new systems book to bill was a little less than 1.2 to 1. We increased our top line sales by 20 percent from the previous quarter and our EPS increased by 33 percent to 20 cents per share. This was the fifth consecutive quarter of increased sales and increased EPS. We are expecting the fourth quarter book to bill will again exceed one to one.

Based on our current forecast, we see continued strength to the first half of 2011. Bookings for the quarter were primarily from Asia with 92 percent of new bookings and the eight percent balance from the United States, Japan, and Europe.

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

Our laser spike anneal LSA product accounted for 68 percent of systems bookings and our lithography steppers technology 32 percent. The laser anneal products are being fueled by the rapid increase in demand for smart phones and tablets. Forecasts from several sources indicate continued growth for the next several years, as we earlier had projected which will allow for significant growth of Ultratech in our laser and our bump products.

Also looking forward, we are projecting a very sharp increase in our high brightness LED stepper where currently, we are capacity limited. As we had discussed on earlier conference calls, we had expected to see a dramatic increase in the device yield by the adoption of our projection 1X stepper over currently used aligners.

The Sapphire 100 has shown just that – a significant increase in yield which has resulted in the sharp increase in additional interest. The Sapphire 100 has been configured for the high brightness LED market and with the smallest footprint, high throughput and sells for under $1 million. We are rapidly increasing our infrastructure and related customer support activities faster than we originally planned.

The laser anneal technology products continue to show a great deal of strength primarily in the foundry space. We expect this to continue into next year. We also continue to make progress in the memory market which we expect to make some contributions to next year’s business.

We believe that Ultratech has a major market share of the millisecond anneal products in the foundry providing “low leakage” advanced logic devices. As the industry moves from the 40 nanometer node to the 28 nanometer node, we expect our market share to increase. Currently, our expectation is that the high brightness LED lithography stepper and the laser anneal tool businesses to more than double next year.

In our advanced packaging products, we continue to dominate the lithography market by having more than 80 percent market share. In 2011, we will provide additional features and functions to our AP products to maintain our very strong market position.

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

We serve virtually every segment of the bump lithography applications and expect that TSV and 3D packaging to add further growth in this very important market. Ultratech began shipping the AP200 and the AP300 systems for more than four years for the TSV application and that they’re fully field-tested and are in full production.

The applications these tools have been used for include image sensors and DRAM stacking. As we have said that, both the laser anneal tools and the advanced packaging systems growth will be fueled by smart phones, tablets connected to cloud networks and massive low-power disk drive storage.

These markets will grow at a compound annual rate greater than virtually all other applications for the next several years. When memory adapts laser millisecond anneal, we expect the served market to more than double.

Singapore continues to be on schedule to begin manufacturing January 1, 2011 and due to the projected high brightness LED lithography stepper demands, we are accelerating our phase II plans with a 30 percent facility expansion beginning in early first quarter 2011.

As we ramp up our Singapore operations in 2011, we expect to begin to see an improvement in gross margins specifically for the Sapphire 100 used for the high brightness LED market. As we had mentioned, we will first ramp up AP bump stepper products in the first half, then quickly increase production of the Sapphire 100.

We are hearing of some concern regarding the MOCVD business and the high brightness LED industries for 2011. Some industry analysts are predicting an over capacity. However, regardless of what happens, it will have little or no impact to our ramp in our 1X steppers for this market. We expect to more than double – could be triple – 2010 sales for this application in 2011. As I had mentioned, we are capacity limited in the Sapphire 100 and the expansion in Singapore including the increase we have made in materials procurement should solve this problem.

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

We expect that the capacity demands will be rectified in the first half of 2011. We will also continue to manufacture the Sapphire 100 in San Jose, California until we reach the capacity demands of our customers. We will ramp up our current laser anneal systems capacity in San Jose, California to meet the projected increased demands.

Another notable achievement was that we had a record high of $530,000 sales per employee. Next Wednesday, October 27, we will hold our seventh annual analyst meeting at the NASDAQ market site in New York City at 10:30 am. We would encourage you to either attend in person or to be on the webcast. Please contact Laura Rebouché, Vice President of investor relations at 408-577-3009 if you wish to attend.

We’ll provide presentations from our senior staff and outside industry analysts and we’ll cover the future growth in the laser anneal market, high brightness LED systems and the advanced packaging with emphasis on TSV and 3D packaging.

We are convinced that we are at the right time with the right products which will provide significant shareholder value.

At this time, Bruce will provide additional financial information.

Bruce Wright:	Thanks, Art.

I would now like to go through a brief analysis of our income statement and balance sheet for the quarter, then we will have the teleconference operator open it up for your questions. As you’ve heard from Art’s comments, the third quarter saw a sequential increase in revenue of about 20 percent compared to the second quarter of 2010 primarily reflecting more revenue from laser processing and advanced packaging partially offset by less revenue from nanotechnology.

Geographically, revenue increased sequentially from the second quarter of 2010 in North America and Europe and decreased sequentially in Asia Pacific. Demand for advanced packaging systems in the third quarter of 2010 accounted for about 42 percent of revenue and about 23 percent of new systems orders.

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

Laser processing systems in the third quarter of 2010 accounted for about 37 percent of revenue and about 70 percent of new systems orders.

Gross margin in the third quarter of 2010 decreased to about 49 percent from approximately 53 percent in the second quarter of 2010 primarily due to product mix. Turning now to a comparison of the third quarter of 2010 to the third quarter of 2009, revenue for the third quarter was $37.9 million, up about 52 percent from $24.9 million for the same period a year ago.

Ultratech had net income for the third quarter of $4.9 million or 20 cents per share diluted. This net income compares with net income of $1 million or four cents per share diluted for the same quarter a year ago. For the third quarter 2010 versus third quarter 2009 comparison of revenue mix, systems revenue was up about 71 percent in the third quarter of 2010 and service spares and license revenue was up about four percent.

For the third quarter of 2010, systems revenue accounted for approximately 81 percent of the total (broken out as 81 percent from semiconductor and zero percent from nanotechnology) and service spares and license revenue for about 19 percent.

Geographically, revenue from Asia-Pacific for the third quarter 2010 was $20.6 million, essentially flat with the third quarter of 2009 and represented 54 percent of the company’s total third quarter 2010 revenue. Europe had revenue of $9.2 million, up about 680 percent from the third quarter of 2009 and represented 24 percent of the total; and North America, had revenue of $8.2 million, up about 150 percent and represented 22 percent of the total. Our top five customers for the quarter were both laser processing and advanced packaging customers from Asia-Pacific, North America and Europe.

Overall, the top five customers accounted for 74 percent of systems revenue. Gross margin decreased to about 49 percent in the third quarter of 2010 compared with approximately 50 percent in the third quarter of 2009. This decrease was due primarily to a product mix shift.

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

Looking at operating expenses in the third quarter of 2010, R&D as a percentage of revenue decreased to about 13 percent from approximately 18 percent a year ago primarily due to the approximately 52 percent increase in revenue for the period.

On an absolute dollar basis, third quarter of 2010 R&D expenses increased by about $400,000 compared to the third quarter of 2009. SG&A expenses decreased to approximately 23 percent of revenue down from about 29 percent a year ago also primarily due to the approximately 52 percent increase in revenue for the period.

Total operating expenses for the quarter decreased to about 36 percent of revenue from approximately 47 percent in the third quarter of 2009. Operating margin for the third quarter of 2010 was about 13 percent of revenue up from approximately three percent in the third quarter of 2009.

Interest and other income (net) decreased to $100,000 in the third quarter of 2010 from $300,000 in the third quarter of 2009. Ultratech booked an income tax provision of $100,000 in the third quarter of 2010. During the year, quarterly income tax provisions are determined using an estimated effective tax rate for the entire year. This rate is based on the jurisdictional mix of earnings and has the potential to fluctuate as business moves from one geographic region to another.

Turning now to a third quarter 2010 versus second quarter 2010 comparison of the balance sheet, cash, cash equivalents and short term investments increased by about $12 million during the third quarter to total about $185 million at September 30, 2010.

Accounts receivable increased about four percent during the third quarter to approximately $30 million on a shipment increase of about 66 percent compared to the second quarter of 2010. Inventories increased during the third quarter by about 14 percent to approximately $34 million.

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

Working capital increased to about $207 million or $8.54 per share at September 30, 2010. Book value per share at September 30, 2010 was $9.01 up from $8.73 at June 30, 2010.

Now, let us take a few minutes to look at the future from a financial perspective.

At this point, it is very important to recall and underscore the safe harbor comments Art made at the beginning of the call. Ultratech’s markets and industry are notoriously cyclical and fully subject to the risks enumerated in the company’s 10Qs and 10-K. As a result, any forward-looking statements are highly vulnerable to very sudden and dramatic changes. In addition, Ultratech undertakes no obligations to update information presented in forward-looking statements.

Business continues to remain strong for Ultratech and we are again, raising our guidance estimates. The third quarter of 2010 saw our fifth straight quarter with a book-to-bill ratio greater than one. As a result, total backlog has been growing for over a year. An important aspect of the third quarter of 2010 noted earlier is the increased traction laser processing is securing in the marketplace along with a positive contribution to earnings.

For the third quarter of 2010, laser processing accounted for about 70 percent of new systems orders and about 37 percent of revenue, almost surpassing advanced packaging as the largest revenue provider for the quarter. In addition, while the overall sequential revenue growth in the third quarter of 2010 was about 20 percent compared to the second quarter of 2010, we have maintained our aggressive expense containment program. Together, these factors resulted in a very positive cash flow for the third quarter of 2010.

We anticipate that both the sequential quarterly revenue growth and the ongoing expense containment program will continue in the fourth quarter of 2010. The fourth quarter 2010 sequential revenue growth looks to be on the order of five percent to ten percent which means we are raising our full year 2010 revenue growth estimate to 43 percent to 45 percent over 2009.

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

Based on the expected product mix, gross margin on the fourth quarter of 2010 should be right around 50 percent. We estimate earnings per share for the quarter should have sequential growth of about 10 percent to 15 percent so we are raising our full year 2010 EPS estimate to 65 cents to 66 cents.

Cash flow should again be positive. For guidance relating to 2011, we are going to do something a little different. Rather than comment today, we will be providing next year’s guidance at our seventh annual analyst day next Wednesday, October 27th in New York at the NASDAQ market site at Times Square. We hope you all will be able to attend in person but if not, the entire event will be webcast.

Either way, you will be able to receive our 2011 guidance at that time. If you need details on the event, please contact Laura Rebouché.

Finally, we would like to ramp up our formal remarks by reminding you of the Reg FD restrictions. In Ultratech, the only three people authorized to talk to you about the company are Art Zafiropoulo, the chairman and Chief Executive Officer, me, Bruce Wright, the Chief Financial Officer, and Laura Rebouché, the Vice President of Investor Relations.

For any calls or questions after the teleconference call dealing with quantitative matters, we will refer you back to the comments made during the teleconference call.

That concludes our formal remarks and now, we would like to open it up for your questions.

Operator, would you please begin the polling?

Operator:	At this time, ladies and gentlemen, if you would like to ask a question, please press star one on your telephone keypad.

Your first question comes from the line of Krish Sankar with Bank of America Merrill Lynch

Krish Sankar:	Yes, hi.

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

Thanks for taking my question. Congrats on the good results, Art.

I had a couple of questions. Let me start with the first one you know you guys are definitely seeing some great traction in the LSA tool and understand you’re going to give guidance for 2011 next week. But when you look into the future, should we assume 2011 is going to be driven predominantly by LSA and LED business or is there going to be some upsurge from the advanced packaging?

Art Zafiropoulo:	Krish, thank you. Yes, there would certainly be – yes, I think the most traction will be in LSA and in the high brightness LED and the wildcard really is the implementation of TSV. We are seeing greater interest in that area and that hasn’t been fully factored into next year’s numbers that we will be providing next week at guidance.

So at this time, we see you know exceptional growth in the LED area and also we see as I mentioned earlier, at least doubling the sales in our LSA area. So at this moment, we will see some increase in the advanced packaging but to see significant increase, it’s going to require the market to grow and we have dominant share so it’s going to require TSV but we are getting lots of indication that that is just on the horizon.

Krish Sankar:	Got it. That is very helpful. And you said that your capacity that your capacity constraint on the LED side, and so – are you going to be adding more increasing capacity sometime next year. So should we assume that your LED-related revenues is going to be flat for the next couple of quarters at this point?

Art Zafiropoulo:	I would think that is going to slightly increase. I think you will see a more significant increase in Q4 – sorry, Q1 next year. If I can go back just for a moment and explain that, we expected this industry to accept the stepper technology because every other industry that we have this with before in converting from aligners to steppers, has moved very quickly but not as quickly as the high brightness LED area.

So one of the limitations we have of ramping up is the glass, the optics for the system. It takes about nine months to produce the complete element. It takes

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

about four months just to anneal the glass. So that is a fixed time factor. We did put a large quantity of glass on order one and a half quarters – two quarters ago so we will start getting glass in this quarter and it’s accelerating through next year so our limitation on ramping up the system output shipments is the glass.

So we’ve got a lot of glass on order and we expect to really ramp this thing up. When we finish our ramp up, and our phase two expansion in Singapore, and our capacity here, which will be more than we believe the industry will need next year, we will have the capacity of at least 100 systems per year by the end of next year.

Now, I’m not suggesting that we are going to be requiring that output next year, but we will have that in place to meet the demand of this industry. As I mentioned earlier, over the next ten years, I am estimating more than 1,000 steppers will be serving this market and the growth will continue to increase the next two or three years and our projections are that it will reach a maximum in about four to five years of 150 systems a year.

We are building capacity faster than we had expected and again, that is why we are ramping up our second phase earlier than we had planned in Singapore and backing that up here, in this company. Many years ago, this company produced this particular model at a rate of over 150 systems a year. So that I have every comfort feeling that we will get this thing done but we are just having a short term one to two quarter impact on meeting the demands of the industry which has been incredibly strong.

Bruce Wright:	and Krish, we are already firing out from a bricks and mortar standpoint on adding that additional capacity that Art referenced in Singapore so that will be coming online very early next year.

Krish Sankar:	Got it, got it, that’s very helpful. Also, with your traction in LSA I didn’t notice that for the last two quarters that you didn’t have a line item on the license side, so it clearly seems like your competitors are shipping at least one or two a quarter. Do you feel like are they getting into the same customers as you, or is it more evaluation by customers. Where do you think the competition is right now on LSA?

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

Bruce Wright:	Well, let us split that answer because I want to talk a little bit about it from a financial standpoint and then turn it over to Art from a marketing outlook standpoint and what is going on out there.

But from a financial standpoint, recognize the license line item is potentially a combination of two things. Number one, when you’ve referenced which is yes, due to the license we have Applied that is over ten years old now, any laser based system which they sell into the marketplace, we will be receiving a royalty on and that goes in to that license line item.

But also, recall that in the situation where any of our systems is sold by one of our customers on the used market front to anybody else, that there is also a software license aspect which will come in on that which we charge the new customers to be able to use those systems and the software embedded in that.

So it’s kind of a combination of the two.

Art Zafiropoulo:	The part I want to add is that when Applied, it does ship their diode system, and as you remember, this is a short wavelength system so it has pattern effects so it doesn’t give very uniform thermal – temperature control across the entire dye and across the wafer. This application is a middle of the line application, nickel sillicide, so this is not a junction formation that we are dominating today in the foundry space.

And it has currently, a large process window so that the customer’s perception is that this is OK for that application and it primarily is in the foundry space that they are selling these tools At this time, in the logic application. They are now reevaluating their position as to the uniformity requirement due to pattern effects and we are getting strong indication that the pattern effects are becoming an issue for even this simple application so with the LSA 101 having a capacity of 70 wafers an hour, the cost of ownership is very attractive and are now evaluating the nickel sillicide application with our LSA technology in the 101 system.

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

Krish Sankar:	Got it, that’s very helpful, Art.

And then just the final housekeeping question for Bruce – was your backlog effectually flattish in Q3?

Bruce Wright:	No, it increased as I indicated, the backlog has effectively been increasing for over a year.

Krish Sankar:	All right. Thank you.

Operator:	Your next question comes from the line of Kelly Anderson with Sidoti and Company.

Kelly Anderson:	Good morning, thanks for taking my questions.

First of all, on the annealing area, one of your competitors in that space has also been touting some similar successes at the foundry level. Can you talk about how you think you’re competitively positioned there?

Are these tools being targeted at the same node that you are participating in, and at what point do you think chipmakers will shift from a blended RTP laser solution to purely LSA?

Art Zafiropoulo:	Kelly, I don’t know that reference about making penetration – the main competitor that we have is Flash, it’s Dainippon Screen. I don’t know of anyone else out there that really focus on, I’m certainly concerned about Mattson and Applied Materials but you know, Mattson has no machines in production and Applied has nothing in the junction formation area. So the bulk of the market today is a junction formation and so there, I’m focusing on Dainippon Screen as my principal competitor, they came in the market about three years early than we did and on the nickel sillicide, I’m focusing on Applied Materials where both Mattson and DNS don’t even consider themselves in that field.

And again, as I mentioned before, Mattson has shipped one tool for development to an Asian company that – which is in R&D and they have nothing in production. So coming at this stage of this whole program with the install based that both and DNS have, it’s going to be a little more difficult for people to penetrate this space unless there is new application.

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

So I don’t see any additional loss.

I think we are gaining market share and as indicated by the large number of orders we received the last two quarters from foundry customers, so I think we are gaining market share and I think that in the last couple of years, we probably have – my guess is more than 50 percent market share in the foundry space last two or three years.

So I think we are making progress, I’m not happy that we don’t have a greater market share, but we will keep working on that and I expect the 101 system having the high throughput to gain us even further in the market share domination.

Kelly Anderson:	OK, great, that is very helpful.

Also just to follow on to that – the orders that you announced this morning were actually for the 100 A system. Could you maybe elaborate a little more on the incremental value by upgrading to 101? And is it just that this particular customer is comfortable with the 100 A, or is there some other reason that may have motivated the purchase of the older tool?

Art Zafiropoulo:	No, this was a copy exact strategy by our customer, they wanted to duplicate what they had. They didn’t want to make any changes and so they purchased the 100 A, they were – they really wanted to buy the 101 but the decision at the corporate level was to duplicate exactly what they had in the entire tool set which included our system.

Going forward, they will purchase the 101 system and not the 100 A.

Kelly Anderson:	OK, and can you talk about – have you made any specific progress, are there any ongoing evaluations for the LSA tool in the memory market?

Art Zafiropoulo:	The answer is yes.

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

We are making progress with three major companies, it’s going a little slower than what I expected, we thought that it would have more interest in the 3X node. But there is some interest there and some in 2X so that has been more delayed although we are making real progress there.

And many of these companies have looked at all four companies and they have narrowed it down to two and we are in the lead position at two of the three companies to receive order for the first phase so that is why we are expecting to see some business next year. And the memory business is kind of unusual, we are not predicting this is going to happen but after they usually buy a machine and they put it in production for a short period of time, they don’t do as logic people, they buy one more, then two more, and then one more.

They normally ramp up very quickly into a 110, 120 range. So I think that this is an area that we haven’t participated yet, our business has been focused on logic and the memory should more than double the size of the market so we are expecting to see penetration next year and we are in very good shape although it’s going more slowly than I had hoped, we are in very good shape in that area and really focusing very heavily on that market.

Kelly Anderson:	OK great, and you know I think I know the answer to this, but since we haven’t talked about it in a while, what are the utilization rates look like in the gold bump market?

Art Zafiropoulo:	Well, over 90 percent, probably 95 plus.

Kelly Anderson:	OK, and Bruce, just a quick one for you.

Is there any impact of the facility expansion on OpEx, or is there any way to measure that at this point?

Bruce Wright:	There really isn’t a whole lot right now other than we have seen what I regard to be a temporary blip in the operating break even rate as we hired people into Singapore and we are working through that ramp up, we have seen a little bit of an increase in that area as I mentioned but we have plans to be able to either hold that steady or bring it back down going into the future.

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

So I’m not seeing major impacts at all from an expense standpoint at this standpoint or At this time, from the Singapore operation.

Art Zafiropoulo:	Kelly, I want to correct what I just said, I was thinking about the packaging area, the bump area not gold, the packaging area is over 90 percent, 92 to 93 percent, the gold bump is around 70 percent so I apologize for that misstatement but I want it corrected here.

Kelly Anderson:	OK, great, that sounds more like it. Thanks for taking my questions.

Operator:	Your next question comes from the line of Mark Miller with Nobel Financial.

Mark Miller:	You indicated backlog grew. Can you just try to give us a ballpark figure? Did it grow 5 percent, 10 percent sequentially?

Bruce Wright:	No, what I will do I will be happy to say that it continued to grow and what I can also do is give you a little bit more of a sense of what is in that backlog and I think from that, you can probably pencil whip where you are trying to get to on that. But I indicated earlier that from an order standpoint in the quarter that we really saw it dominated by laser processing at around 71 percent and advanced packaging was 23 percent, so you can see that those really picked up the bulk of the orders coming in.

Now, what is in systems backlog is broken out now by a little over half of that is in laser processing and around 30 percent is in advanced packaging so that is a shift off of what we were seeing historically because it used to be either closer to half and half or even larger advanced packaging but that shows you the impact that we are having with the traction that we are gaining in laser processing.

Mark Miller:	Well, I know you brought your margins of your Laser Processing tools up significantly over the last two years. Are they at parity with the AP tools now or slightly below?

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

Bruce Wright:	They are slightly below. And one of the things that I wanted to make sure that you heard in the comments and I did make a comment but I wanted to reemphasize it, is that the profitability of the laser sector is really based on the number of systems that we see coming in to revenue in the quarter and you can figure out how many systems we did see in the quarter off of the revenue breakout that I gave you in the prepared comments but laser was profitable this quarter and that gives us a very good indication of where the margins are and for laser, what we are seeing is gross margin in the mid-40s continuing to come up but in the mid-40s right now and what that means is for the other products, the stepper products that we’re are seeing them really achieve the nice margins above our model and you recall that our model has – our operating model has gross margins of 50 percent or greater.

So the stepper products are doing very nicely, well over that operating model and we are seeing continued improvement in the margins and the laser processing not quite up to where the others are but making progress.

Mark Miller:	Do you expect your high brightness Sapphire tools to start off lower, as I would expect, when you ramp, or will they have similar margins once you come up to a certain level of production?

Bruce Wright:	Yes to all of that. And you are quite right because as we are breaking into the market and entering the market and ramping up, all of those things from not only a price point but just coming up a ramp curve tend to keep the margins a little bit under what we expect them to be from a steady state long term aspect.

But absolutely, as we gear up and as we start seeing the volumes that Art was referencing, the margins on the high brightness LED products are definitely expected to be right in there at an operating model and even higher than that 50 percent.

Mark Miller:	Can you give an estimate? You are saying that you expect exceptional growth next year. It’s not at a high level this year, of course, for the high-brightness Sapphire tools. But could they represent 10 percent to 20 percent of your total sales for next year, or more?

Bruce Wright:	I think that it is – with the numbers that Art is talking about, yes. They could be on that scale. We really want to hold off on a whole lot of comments on 2011 until next week but I can give you that answer.

ULTRATECH

Moderator: Laura Rebouche

10-22-10/10:00 a.m. CT

Confirmation # 15539870

Mark Miller:	OK, thank you very much.

Operator:	At this time, there are no further questions. Management, do you have any closing remarks?

Art Zafiropoulo:	Yes, we are very optimistic in the future profitable growth of Ultratech. All three of our markets – advanced packaging with the transition at TSV, laser spike anneal where several more processes are expected to be developed with our low leakage technology and by the rapid implementation of the 1X stepper to improve yield and reduce cost for high brightness LEDs.

The company executive team continues to focus on increasing market share and expense control. We look forward in your participation next Wednesday in New York where a great deal of participation will be provided by industry experts and our technical marketing team.

Thank you very much for you participation at the third quarter conference call.

Operator:	This concludes today’s conference call, you may now disconnect. Thank you for your interest in Ultratech.

END